Exhibit 99.10

June 19, 2023

Via E-Mail and Post

Abcam plc

Discovery Drive

Cambridge Biomedical Campus

Cambridge CB2 0AX

United Kingdom

Company.Secretary@abcam.com; Marc.Perkins@abcam.com

Attn: Marc Perkins, Company Secretary and General Counsel

Re:        Second Request for Information Pursuant to §§116 and 811 of the Companies Act of 2006

To Abcam plc:

Cadwalader, Wickersham & Taft LLP (“Cadwalader” or “we”) represents Dr. Jonathan Milner (the “Client”), an owner of more than 5% of the ordinary shares of Abcam plc (the “Company”) and beneficial owners of more than 6% of the equity of the Company.

This is a second request for records pursuant to Section 116 and 118 of the Companies Act of 2006 (the “Act”). Our first request was delivered on May 17, 2023 and we received the Company’s partial response dated May 23, 2023, which included only a member list and no information regarding ADS holders. We have since received the Company’s notice that it has called an extraordinary general meeting for July 12, 2023 (the “EGM”), with a shareholder record date of June 9, 2023. As the Company is aware, substantial opposition exists between the Company and our Client regarding the matters to be voted upon at the EGM, and our Client is properly soliciting support for his positions on the matters up for vote, and accordingly, we renew our prior request and seek a prompt and more fulsome reply as set forth herein.

Section 116 Request. Pursuant to Sections 116(2) and (3) of the Act we are seeking a copy of the register of members, held by the Company pursuant to Section 113 of the Act (the “Register of Members”). In accordance with Section 116(4):

(a)                N/A

(b)                The request is made by Cadwalader, and the name and address of the individual responsible for receiving the information on its behalf is Richard M. Brand, Esq. at the address Richard.Brand@cwt.com and “Cadwalader, Wickersham & Taft, LLP, 100 Bishopsgate, London, EC2N 4AG, United Kingdom”.

(c)                The purpose for which this information is to be used it to enable Cadwalader on behalf of its Client, the Client, and each of his other advisors listed on Exhibit A to identify and contact members of the Company about their shareholding and matters relating to the Company that the Client intends to bring before a general meeting of members on or about July 12, 2023 on which such persons may have the right to vote (the “116 Purpose”).

(d)                The information will be disclosed to (A) the Client whose name and address for the purpose of Section 116(4)(d)(i) is Dr. Jonathan Milner, Honey Hill House, 20 Honey Hill, Cambridge CB3 0DG, United Kingdom and (B) each of the Client’s advisors, the details of which are provided for the purposes of Section 116(4)(d)(ii) on Annex A to this letter. Each of those disclosees will use the information for the 116 Purpose.

In accordance with Section 116(2) we undertake to pay such fee as may be prescribed in the Copying Fees Regulation for a complete copy of the Register of Members.

Section 811 Request. Pursuant to Section 811(2) and (3) of the Act, we are seeking a copy of all of the entries in the register of interests held by the Company pursuant to Section 808 of the Act (the “Register of Interests”) as of June 9, 2023, to include, without limitation:

•	Depository Trust Company list;
•	DTC Omnibus Proxy;
•	Certified Registered List;
•	Registered American Depositary Receipts list; and
•	Non-Objecting Beneficial Owners list, in Excel spreadsheet format.

In accordance with Section 811(4):

(a)                N/A

(b)                The request is made by Cadwalader, and the name and address of the individual responsible for making the request on its behalf is Richard M. Brand, Esq. at the address Richard.Brand@cwt.com and “Cadwalader, Wickersham & Taft, LLP, 100 Bishopsgate, London, EC2N 4AG, United Kingdom”.

(c)                The purpose for which this information is to be used it to enable Cadwalader on behalf of its Client, the Client, and each of his other advisors listed on Exhibit A to identify and contact those identified by the Register of Interests as having interests in the Company about their interest in the shareholding and matters relating to the Company that the Client intends to bring before a general meeting of members on or about July 12, 2023 on which such persons may have the right to vote (the “811 Purpose”).

(d)                The information will be disclosed to (A) the Client whose name and address for the purpose of Section 811(4)(d)(i) is Dr. Jonathan Milner, Honey Hill House, 20 Honey Hill, Cambridge CB3 0DG, United Kingdom and (B) each of the Client’s advisors, the details of which are provided for the purposes of Section 811(4)(d)(ii) on Annex A to this letter. Each of those disclosees will use the information for the 811 Purpose.

In accordance with Section 811(2) we undertake to pay such fee as may be prescribed in the Copying Fees Regulation for each entry in the Register of Interests.

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We further request that all changes, modifications, additions or deletions to any and all information referred to above be immediately furnished as such modifications, additions or deletions become available to the Company or its agents or representatives.

We request that the materials identified above be made available as soon as possible and in any event within five working days as required by the Act.

Very truly yours,

/s/Richard Brand
Cadwalader, Wickersham & Taft LLP

Annex A

List of Advisors

Organization:	Georgeson, a trading name of Computershare Investor Services PLC
Name and address of individual responsible for receiving the information of its behalf:	Cas Sydorowitz Moor House 120 London Wall London EC2Y SET United Kingdom
William P. Fiske Andrew Bader 1290 Avenue of the Americas 9th Floor New York, New York 10104 USA

Organization:	Consilium Strategic Communications
Name and address of individual responsible for receiving the information of its behalf:	Mary-Jane Elliott 85 Gresham Street, London, EC2V 7NQ United Kingdom